EXHIBIT 99.1
HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES
GROUND LEASE SUMMARY

		As at December 31, 2024
	Hotel	No. of rooms	Minimum rent	Current expiration	Expiration after all potential options (1)
1	Boston Marriott Copley Place	1,145	N/A (2)	12/31/2123	12/31/2123
2	Coronado Island Marriott Resort & Spa	300	$1,565,770	10/31/2062	10/31/2078
3	Denver Marriott West	305	160,000	12/28/2028	12/28/2058
4	Houston Airport Marriott at George Bush Intercontinental	573	1,560,000	10/31/2053	10/31/2053
5	Houston Marriott Medical Center/Museum District	398	160,000	12/28/2029	12/28/2059
6	Manchester Grand Hyatt San Diego	1,628	6,600,000	5/31/2067	5/31/2083
7	Marina del Rey Marriott	370	1,991,076	3/31/2043	3/31/2043
8	Marriott Downtown at CF Toronto Eaton Centre	461	347,600	9/20/2082	9/20/2082
9	Marriott Marquis San Diego Marina	1,366	7,650,541	11/30/2061	11/30/2083
10	Newark Liberty International Airport Marriott	591	2,676,119	12/31/2055	12/31/2055
11	Philadelphia Airport Marriott	419	1,504,633	6/29/2045	6/29/2045
12	San Antonio Marriott Rivercenter	1,000	700,000	12/31/2033	12/31/2063
13	San Francisco Marriott Marquis	1,500	1,500,000	8/25/2046	8/25/2076
14	Santa Clara Marriott	766	100,025	11/30/2028	11/30/2058
15	Tampa Airport Marriott	298	1,545,291	12/31/2043	12/31/2043
16	The Ritz-Carlton, Marina del Rey	304	2,078,916	7/29/2067	7/29/2067
17	The Ritz-Carlton, Tysons Corner	398	1,043,459	6/30/2112	6/30/2112
18	The Westin Cincinnati	456	— (3)	12/31/2094	12/31/2124
19	The Westin South Coast Plaza, Costa Mesa (4)	393	178,160	9/30/2025	9/30/2025
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(1)Exercise of Host’s option to extend is subject to certain conditions, including the existence of no defaults and subject to any applicable rent escalation or rent re-negotiation provisions.
(2)The lease was amended in 2024 resulting in extension of the term and an upfront payment for the extension. No further rental payments are required for the remainder of the lease term.
(3)Effective April 1, 2024, the ground lease for The Westin Cincinnati was amended and restated. As a result, the revised minimum rent is $0 from the effective date through December 31, 2025, subsequently increasing to $100,000 by 2030.
(4)We have reached a preliminary agreement with the Lessor for an extension on the lease term, however there can be no assurance that the agreement will be executed and under the terms negotiated.